 Exhibit 10.2
RESTATED, AMENDED AND SUPPLEMENTAL EMPLOYMENT AGREEMENT

THIS RESTATED, AMENDED AND SUPPLEMENTAL EMPLOYMENT AGREEMENT (the “2017 Agreement”) dated the 28th day of August, by and between Novume Solutions, Inc.., a Delaware corporation (the “Company”), and Riaz Latifullah (the “Executive”).

WITNESSETH:

WHEREAS, KeyStone Solutions, Inc. (“KeyStone Solutions”) and Executive entered into an employment agreement dated the 1st day of August, 2016, by and between the KeyStone Solutions, Inc. and the Executive (the “Agreement”), and

WHEREAS, the Company, KeyStone Solutions, Inc., KeyStone Merger Sub, LLC, Brekford Merger Sub, Inc., and Brekford Traffic Safety, Inc. are merging into a single company (the “Merger”) to be named Novume Solutions, Inc., and

WHEREAS, the parties intend this Agreement to be binding as of the merger effective date of the Merger (the “2017 Agreement Effective Date”), to supersede (to the extent inconsistent) the Agreement, and

WHEREAS the parties have agreed to modify certain terms of the Agreement to reflect certain changes to the terms of employment, and

WHEREAS the Company desires to employ the Executive under the terms of this 2017 Agreement, and the Executive wishes to accept the terms of employment with the Company, as set forth in this 2017 Agreement; the Agreement and the 2017 Agreement are collectively referred to as the “Agreements”.

WITNESSETH:

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Effective Date.

a) The effective date of the Agreement was December 23, 2016 (the “Agreement Effective Date”), the date on which KeyStone Solutions closed on the sale of its Series A Preferred Stock resulting in gross proceeds to KeyStone Solutions as approved by the Board of Directors of KeyStone Solutions (the “KeyStone Board”). The Agreement Effective Date is the date on which the Agreement first became binding on KeyStone Solutions and the Executive.

b) The Executive’s title shall be Executive Vice President, Corporate Development as of the 2017 Agreement Effective Date. The Executive’s position and assignments are subject to change. The Executive hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

2. Compensation.

a) For performance of all services rendered under this 2017 Agreement, the Company shall pay the Executive a base salary at an annualized rate of $205,000 (the “Base Salary”) in installments payable in accordance with the Company’s customary payroll practices and the law. The new Base Salary shall become effective for the first full Company payroll cycle after the 2017 Agreement Effective Date. The Executive shall receive a performance review on the anniversary of the Agreement Effective Date, and the review will include a determination of potential adjustment of the Executive’s Base Salary, along with consideration for an annual discretionary performance bonus. Discretionary interim period performance bonuses may also be awarded to the Executive. Nothing herein should be interpreted as a guarantee of any discretionary performance bonus or salary increase.

b) The Executive was previously granted in the Agreement an option to purchase 90,000 shares of KeyStone Solutions’ common stock (the “Option”). The Option was subject to the terms of the KeyStone Solutions, Inc. 2016 Equity Award Plan (the “Plan”) and applicable stock option agreement provided by KeyStone Solutions and signed by the Executive and approved by the KeyStone Board. Upon the Merger, the Option will be converted into 174,595 options to purchase Company common stock, at a strike price of $1.4176 per share pursuant to the 2017 Equity Award Plan of the Company (the”2017 Equity Plan”). Pursuant to the terms of the Plan, the Option shares began vesting in successive equal monthly installments starting March 1, 2017 and continuing over the 24-month period thereafter. The vesting of options to purchase stock that vested under the Plan will be deemed converted into vested options under the 2017 Equity Plan to the same extent as they had already vested under the Plan, as of the 2017 Agreement Effective Date. Such vested options shall remain in effect provided that the Executive continues in service with the Company through each vesting event as provided in the 2017 Equity Plan, as same may be amended from time to time.

3. Duties. The Executive shall be employed as an executive of the Company, and shall have such duties as are assigned or delegated to him by the Company. The Executive shall devote his full working time and attention to the business of the Company and shall cooperate fully in the advancement of the best interests of the Company. Subject to approval from the Company in writing in advance, the Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of his responsibilities or duties under this Agreement.

4. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement.

5. Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent he is eligible under the terms of those plans, on the same basis as other similarly situated executive officers of the Company. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion, subject to applicable law. The Executive shall be entitled to three weeks of paid vacation per year, which shall accrue and be used in accordance with the policies of the Company in effect from time to time, as determined by the Board of Directors of the Company. Subject to such policies, any accrued but unused paid vacation shall be paid out to Executive upon termination of employment unless the Company terminates Executive’s employment for Cause (as defined in Section 11) or the Executive resigns his employment for other than Good Reason (as defined in Section 11).

6. Taxation of Payments and Benefits. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

7. Termination. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause (as such term is defined in Section 11) on advance notice as provided herein or with immediate effect if the termination is for Cause. The Executive agrees to give the Employer at least fourteen (14) days prior written notice if he decides to terminate his employment. Except in the case of a termination for Cause, the Company agrees that it will provide identical notice. The term of the Executive’s employment hereunder shall continue until this Agreement is terminated as provided below, and is hereinafter referred to as the “Employment Period.” Upon termination of the Executive’s employment for any reason, the Executive will be entitled to any earned but unpaid Base Salary, commission, and bonus, as required by law, as well as the following additional benefits:

a) Subject to compliance with Section 7(d), in the event that the Executive’s employment is terminated by the Company, for reasons other than Cause (as such term is defined in Section 11) or in the event the Executive resigns his employment for Good Reason (as defined in Section 11), the Executive will be provided a severance package equal to a pre-determined number of months of base salary and such percentage of health premiums for the Executive’s family as would have been paid for by the Company (pursuant to the applicable policy and plan documents) during the corresponding time period (collectively, the “Separation Payment”) pursuant to the schedule below:

●
September 1-September 30, 2017, a period of twelve (12) months after termination;
●
October 1-October 31, 2017, a period of eleven (11) months after termination;
●
November 1-November 30, 2017, a period of ten (10) months after termination;
●
December 1-December 31, 2017, a period of nine (9) months after termination;
●
January 1-January 31, 2018, a period of eight (8) months after termination;
●
February 1-February 28, 2018, a period of seven (7) months after termination; or
●
March 1, 2018 or after, a period of six (6) months after termination.

The Separation Payment shall be paid in equal monthly installments and shall begin within fifteen (15) business days of the effective date of the release noted in Section 7(d). In the event that the Executive’s employment is terminated by the Company for reasons other than Cause or by the Executive for Good Reason, half of all unvested Option shares shall vest immediately, pursuant to the terms of the applicable stock option agreement and Plan (together with Separation Payment, the “Separation Consideration”).

b) In the event that the Executive’s employment is terminated for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to any Separation Consideration or any other severance remuneration.

c) Notwithstanding any termination of the Executive’s employment for any reason (with or without Cause or Good Reason), the Executive will continue to be bound by the provisions of the Proprietary Rights Agreement (as defined below).

d) All payments and benefits provided pursuant to Section 7(a) shall be conditioned upon the Executive’s execution and non-revocation of a general release of liabilities favoring the Company. The Executive’s refusal to execute a general release shall constitute a waiver by the Executive of any and all benefits referenced in Section 7(a). The Company will not be obligated to commence or continue any such payments to the Executive under Section 7(a) in the event the Executive materially breaches the terms of the 2017 Agreement or the Confidentiality Agreement (as defined below) and fails to cure such breach within thirty (30) days of written notice thereof detailing such breach.

8. Confidentiality, Non–Solicitation and Invention Assignment Agreement. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of the Executive’s employment, the Executive will be required to execute a confidentiality, non-solicitation and invention assignment agreement substantially in the form attached hereto as Exhibit A (the “Proprietary Rights Agreement”) on the date hereof.

9. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information (as defined in the Proprietary Rights Agreement), which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Company all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.

10. No Conflict. The Executive hereby represents and warrants to the Company that (a) the 2017 Agreement constitutes the Executive’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of the 2017 Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) while employed by the Company, he will not enter into any agreement, either written or oral, in conflict with the 2017 Agreement or his obligations hereunder.

11. Definitions.

a) The term “Cause” shall mean (i) the Executive’s intentional, willful or knowing failure or refusal to perform the Executive’s duties (other than as a result of physical or mental illness, accident or injury); (ii) dishonesty, willful or gross misconduct, or illegal conduct by the Executive in connection with the Executive’s employment with the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle); and (iv) a material breach by the Executive of the Proprietary Rights Agreement; provided, however, in the case of clauses (i) and (iv) above, the Company shall be required to give the Executive fifteen (15) calendar days prior written notice of its intention to terminate the Executive for Cause and the Executive shall have the opportunity during such fifteen (15) day period to cure such event if such event is capable of being cured; provided, further, that in the event that the Executive terminates his employment with the Company during such fifteen (15) day period for any reason, such termination shall be considered a termination for Cause.

b) The term “Good Reason” shall mean (i) any material reduction of the Executive’s Base Salary, unless similar reductions are imposed on all similarly situated executive officers of the Company (ii) any material breach by the Company of its obligations under the 2017 Agreement, and (iii) a change without the Executive’s consent in the principal location of the Company’s office to an office that is more than 25 miles from the current location and the Executive’s primary residence (if such move increases the Executive’s commute); provided that in any case the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within thirty (30) days after the occurrence of the event that the Executive believes would constitute Good Reason, gives the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive, if the event is capable of being cured or, if not capable of being cured, to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company and the Executive terminates employment within thirty days after the end of the cure period if the Good Reason condition is not cured.

c) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

12. Section 409A.

a) Anything in the 2017 Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under the 2017 Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b) The parties intend that the 2017 Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that the 2017 Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c) The determination of whether and when a separation from service has occurred shall be made by the Company in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of the 2017 Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13. Successors and Assigns; Entire Agreement; No Assignment. the 2017 Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives. The 2017 Agreement and the Proprietary Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto. The Executive may not assign the 2017 Agreement without the prior written consent of the Company.

14. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:
Novume Solutions, Inc.
14420 Albemarle Point Place
Chantilly, VA 20151
Attn: Chairman
Attn: CEO

If to the Executive:
Riaz Latifullah
4920 30th St. NW
Washington, DC 20008

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 14.

15. Changes; No Waiver; Remedies Cumulative. The terms and provisions of the Agreements may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of the Agreements or any similar agreement in one instance shall not constitute a waiver of its or his rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by the 2017 Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

16. Governing Law. The Agreements and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the Commonwealth of Virginia, without regard to the conflicts of law principles.

17. Severability. The Executive and the Company agree that should any provision of the 2017 Agreement be judicially determined invalid or unenforceable, that portion of the 2017 Agreement may be modified to comply with the law. The Executive and the Company further agree that the invalidity or unenforceability of any provision of the 2017 Agreement will not affect the validity or enforceability of its remaining provisions.

18. Execution of Other Agreements. The Confidentiality Agreement is hereby incorporated into the 2017 Agreement in its entirety and is made an integral part of the 2017 Agreement .

19. Headings; Counterparts. All section headings are for convenience only. The 2017 Amendment may be executed in several counterparts, each of which is an original, and may be transmitted electronically, with such electronic copy serving as an original.

20. Termination of the 2017 Agreement. Unless otherwise terminated pursuant to Section 7, this 2017 Agreement expires three years from the Agreement Effective Date, but may be extended in writing by mutual consent.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SEE SEPARATE SIGNHATURE PAGE

NOVUME SOLUTIONS, INC.

By: /s/ Robert Berman

Name: Robert Berman
EXECUTIVE:

/s/ Riaz Latifullah
RIAZ LATIFULLAH

EXHIBIT A

PROPRIETARY RIGHTS AGREEMENT

THIS PROPRIETARY RIGHTS AGREEMENT (the “Agreement’) dated as of the same date as the Restated, Amended and Supplemental Employment Agreement (the “Employment Agreement”) between the parties of even date herewith between Novume Solutions, Inc. (the “Company”), a Delaware corporation, and Riaz Latifullah (“You”, “Your” or the “Executive”).

WITNESSETH:

             WHEREAS, the parties desire to confirm their understanding with respect to (i) your agreement not to compete with the Company or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company Group”), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and/or the Company Group and (iii) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company and/or the Company Group, and

             WHEREAS, your execution and return of this Agreement is a condition of your employment with the Company.

             NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and the Employment Agreement between the parties of even date herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1.
Prohibited Competition, Solicitation and Disparagement.

(a)
Certain Acknowledgements and Agreements.

(i)          We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company and the Company Group.

(ii)          You acknowledge that a business will be deemed a “Competitive Business” if it competes directly with any of the services or manufactures or sells any directly competitive product provided or offered by, or which could substitute for services or products of, the Company or the Company Group during the year preceding the termination of your employment with the Company or the Company Group or if it performs any other services and/or engages in the marketing, production, manufacture, distribution or sale of any product or service substantially similar to or which could substitute for services or products performed, produced, marketed, manufactured, distributed, sold, under development or planned by the Company or the Company Group during the year preceding the termination of your employment with the Company or the Company Group.

(iii)        You further acknowledge that, during the course of your employment with the Company or Company Group, the Company and/or the Company Group will furnish, disclose or make available to you valuable Confidential Information (as defined below) related to the Company’s and the Company Group’s business and that the Company and the Company Group will provide you with unique and specialized training, experiences and opportunities. You also acknowledge that such Confidential Information and such training, experiences and opportunities have been developed and will be developed by the Company and the Company Group through the expenditure by the Company and/or the Company Group of substantial time, effort and money and that the Company believes that all such Confidential Information and training, experiences and opportunities could be used by you to compete with the Company and/or the Company Group. Further, in the course of your employment with the Company and/or Company Group, you will be introduced to and collaborate with and maintain substantial relationships with customers, prospective customers, other business partners, and prospective business partners of the Company and/or Company Group.

(iv)         For purposes of this Agreement, “Confidential Information,” means confidential and proprietary information of the Company and/or the Company Group, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, marketing plans, strategies, forecasts, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, pricing, sales prospects, client and partner lists, inventions, tests, test results, product assessments, improvements or any other scientific, technical or trade secrets of the Company and/or the Company Group or of any third party provided to you or the Company and/or the Company Group, provided that Confidential Information will not include information that is in the public domain or that is generally known by competitors of the Company or the Company Group other than through any fault, act or omission by you. The phrase, “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Virginia and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(v)          You acknowledge that the Company has stated to you that the Company’s and the Company Group’s business reaches worldwide and that the Company and the Company Group does not operate as a traditional “brick and mortar” business with operations in a limited geographic area.

(vi)        For purposes of this agreement, “termination” is defined to include your resignation or termination by the Company and/or the Company Group under any circumstances.

(b)           Non-Competition; Non-Solicitation; Non-Disparagement. During the period in which you are employed by the Company and/or the Company Group and for a period of one (1) year following the termination of your employment with the Company and/or the Company Group for any reason or for no reason, you will not, without the prior written consent of the Company and/or the Company Group, as applicable:

(i)           Subject only to the terms of your Employment Agreement with the Company of even date herewith, for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate, control or consult with or for, or be employed by, or otherwise associate in any manner with, engage in, or have an ownership or other financial interest in, any Competitive Business to provide the same type of services you provided to the Company or the Company Group (each, a “Restricted Activity”) anywhere in the United States where the Company or the Company Group’s business has reached at any time during your employment with the Company or the Company Group (the “Restricted Territory”), except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business; or

(ii)          Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or other business partner of the Company or the Company Group (or any person or entity which was a customer or business partner, or a prospective customer or business partner with respect to which the Company and/or the Company Group has developed or made a sales presentation), with whom you had material contact during the period in which you were employed with the Company and/or the Company Group, for the purpose of competing with the Company or the Company Group or reducing the Company’s or the Company Group’s relationship with any customers or other business partners of the Company or the Company Group; or

(iii)        Either individually or on behalf of or through any third party, directly or indirectly, employ, hire, cause to be employed or engaged, or solicit the employment or the engagement as a consultant of any employee of or consultant to the Company or the Company Group while any such person is employed by or providing consulting services to the Company or the Company Group or within six (6) months after any such person ceases to be an employee or consultant with the Company Group; or

(iv)           Either individually or on behalf of or through any third party, directly or indirectly, interfere with or attempt to interfere with, the relations between the Company and/or the Company Group and any vendor or supplier to the Company or the Company Group; or

(v)           During the course of your employment with the Company and/or the Company Group and at all times thereafter (notwithstanding the one year period noted above), you will not make any statement that is professionally or personally disparaging or defamatory about the Company the Company Group, any of its officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, financing, financial condition, capability or other aspect of the Company’s or the Company Group’s business or any of its officers, directors, shareholders or employees. You further agree that during the course of your employment with the Company and/or the Company Group you will not engage in any conduct that is intended to or has the result of inflicting harm upon the professional or personal reputation of the Company or the Company Group or any of its officers, directors, shareholders or employees.

(vi)        The Company Group agrees and covenants that it shall take all corporate action within its power to cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning you during the term of your employment with the Company and/or the Company Group and at all times thereafter.

(vii)       This Section 1(b) does not, in any way, restrict or impede the parties from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(c)            Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable assets both to the Company and the Company Group and to other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the nature of the company’s and the Company Group’s technology and services, the Company’s and the Company Group’s need to market and sell its services and products in an appropriate manner and in light of the limited restrictions on the type of activity prohibited compared to the activities for which you are qualified to earn a livelihood. Therefore, you agree that each of the provisions of this Section 1 is fair and reasonable in scope and duration, to adequately protect the Company’s and the Company Group’s legitimate interests, and constitutes a key component of, and consideration for, this Section 1.

(d)             Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 1 will survive the termination of your employment with the Company for any reason or for no reason.

2.
Protected Information. You will at all times, both during the period while you are employed by the Company and after the termination of your employment with the Company and/or the Company Group for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company and/or the Company Group (as applicable), use, except in the course of performance of your duties for the Company and/or the Company Group or by court order or other applicable legal process, disclose or give to others any Confidential Information.   In the event you are questioned about, or requested to provide, Confidential Information by anyone not employed by or otherwise affiliated with the Company or the Company Group or by an employee of or a consultant to the Company or the Company Group (or any other person) not authorized to receive Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company and the Company Group. Upon the termination of your employment with the Company and the Company Group for any reason or for no reason, or if the Company or the Company Group otherwise requests, (i) you will return to the Company and the Company Group all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained) and (ii) you will deliver to the Company and the Company Group any property of the Company or the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents, photocopies or electronic versions of the same. The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company and the Company Group’s Confidential Information. The terms of this Section 2 will survive indefinitely any termination of your employment with the Company Group for any reason or for no reason.

3.
Ownership of Ideas, Copyrights and Patents.

(a)           Property of the Company and/or the Company Group. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively the “Inventions”) which may be used in the business of the Company or the Company Group, whether patentable, copyrightable or not, which you conceive, reduce to practice or develop (whether alone or in conjunction with another or others) during the period while you are employed with the Company and/or the Company Group and which in any way relate to the Company’s or the Company Group’s business will be the sole and exclusive property of the Company and/or Company Group (as applicable).  You agree that you will not publish any of the Inventions without the prior written consent of the Company and the Company Group. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) during and within the scope of your employment or during your employment which relate to the business of the Company or the Company Group or a Company or Company Group affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company Group or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b)           Cooperation. At any time during or after the period during which you are employed by the Company Group, you will fully cooperate with the Company Group and its attorneys and agents, as is reasonably necessary, in the preparation and filing of all papers and other documents as may be required to perfect the Company Group’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company Group will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company Group or its designee without charge by you.

(c)           Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company Group or incorporate in any Company Group product or system, to the extent that the Executive has the right, power, authority or discretion to do so, you hereby grant to the Company Group a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company Group or use on its behalf, without the prior written approval of the Company Group, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company Group with the written permission of the holder of any patent, copyright or trademark owner for the Company Group to use such material in a manner consistent with then-current Company Group policy. Subject to the license referred to hereinabove, nothing in this Agreement shall be construed as an assignment, transfer, waiver, or relinquishment by you of any rights, title, or interests (including, without limitation, patent, copyright and trademark interests) in Inventions or works of authorship conceived or developed by you either before your employment with the Company or after your employment with the Company.

4.
Disclosure to Future Employers. During your employment with the company and for the period of one (1) year immediately thereafter, you will provide, and the Company Group, in its discretion, may provide, a copy of this Agreement to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5.
No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and that you will indemnify and hold the Company Group harmless against loss, damage, liability or expense arising from any claim based upon any purported inconsistent commitment or obligation. In addition:

(a)  You represent that you have no agreement or other legal obligation with any prior employer or any other person or entity that restricts your ability to perform any function for the Company.

(b) You have been advised by the Company that at no time should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You have not divulged or used any such information for the benefit of the Company.

(c)  You have not and will not misappropriate any Invention that you played any part in creating while working for any former employer.

(d) You recognize that the Company and the Company Group have received, and in the future will receive, confidential or proprietary information from third parties subject to a duty on the Company and/or the Company Group to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in the course of performance of your duties for the Company and/or the Company Group consistent with the Company’s and/or the Company Group’s agreement with such third parties or pursuant to a court order or other applicable legal process (in which instance you will provide the Company and the Company Group with notice of such court order or other applicable legal process within four [4] business day of your receipt of same).

(e)  You acknowledge that the Company has based important business decisions on these representations, and affirm that all of the statements included herein are true.

6.
General.

(a)           Agreement Enforceable if You Are Transferred. You acknowledge and agree that if consistent with the Employment Agreement of even date herewith or pursuant to your agreement you should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.

(b)           All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), or sent by a nationally recognized courier service (i.e. UPS, FedEx), to the following address (provided that notice of change of address shall be deemed given only when received):

If to the Company:              Novume Solutions, Inc.
14420 Albemarle Point Place
Chantilly, VA 20151
Attn : Robert Berman, CEO
                                                                                         rberman@novume.com

If to Executive:
Riaz Latifullah
4920 30th St. NW
Washington, DC 20008
riaz@novume.com

or to such other names and addresses as the Company, the Company Group or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 6(b). A copy of any such notice or communication under this Section 6(b) shall be transmitted via electronic mail to the party’s corresponding email address on the same day as the notice’s or communication’s hand-delivery, mailing, or transmission by courier service.

(c)           Entire Agreement. This Agreement and the Employment Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements, agreements, promises, warranties and understandings with respect thereto. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement or the Employment Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d)           Modifications, Amendments and Waivers. The terms and provisions of this Agreement may not be modified, amended, altered, revised, changed, waived, terminated, cancelled and/or rescinded, in whole or in part, except by a writing executed by the parties hereto or except as otherwise specifically and expressly set forth herein. No such waiver, nor any departure from the terms hereof, will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)           Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company or the Company Group’s business. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and the Company Group and any such attempted assignment by you without the prior written consent of the Company and the Company Group will be void.

(f)           Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and the Company Group and you, and no person or entity other than the Company Group will be regarded as a third-party beneficiary of this Agreement.

(g)        Governing Law. This Agreement shall be deemed to have been made in the Commonwealth of Virginia, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Virginia, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(h)           Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in the Commonwealth of Virginia and shall be subject to the jurisdiction of such courts only. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)           Waiver of Jury Trial. Any action, demand, claim or counterclaim arising under or relating to this Agreement will be resolved by a judge alone and each of the Company Group and you waive any right to a jury trial thereof.

(j)           Severability. The parties intend this Agreement to be enforced as written. However, (i) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-pencilling”), and in its reduced or blue-pencilled form such provision will then be enforceable and will be enforced to the fullest extent permitted by law and (ii) if any portion or provision of this Agreement is to any extent declared illegal, void, invalid, or otherwise unenforceable by a court of competent jurisdiction which shall determine that any such illegal, void, invalid or unenforceable provisions cannot be cured by blue-pencilling, then the remaining parts, terms or provisions shall not be affected thereby and shall be enforceable between the parties to the fullest extent of the law, and said illegal, void, invalid or otherwise unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(k)           Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l)           Injunctive Relief. You hereby expressly acknowledge that the restrictions and covenants set forth in Section 1, 2, and 3 are material and critically important provisions of this Agreement and that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement may result in substantial, continuing and irreparable injury to the Company Group and/or damages that may be difficult to quantify. Therefore, in addition to any other remedy that may be available to the Company Group, it may be appropriate that the Company Group receive a temporary restraining order and/or preliminary injunction, by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement, without the necessity of proving actual damages or irreparable harm, and without the necessity of posting any bond or undertaking for the temporary restraining order or preliminary injunction.

(m)          No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto or in any trade or industry, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n)           Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(o)          Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

(p)           Effective Date. The Effective Date of this Agreement shall be the same Effective Date as the Employment Agreement. The Effective Date is the date which this Agreement first becomes binding on the Company and the Executive.

IN WITNESS WHEREOF, the parties have executed this Proprietary Rights Agreement as of the date of the Employment Agreement of even date herewith.

NOVUME SOLUTIONS, INC. By: /s/ Robert Berman Robert Berman, CEO /s/ Riaz Latifullah RIAZ LATIFULLAH